Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intermec, Inc.
Everett, Washington

We hereby consent to the incorporation by reference in Registration Statements No. 333-151426, 333-39005, and 333-39007 on Form S-8, Registration Statements No. 333-79557, 333-91956, 333-121141 and 333-39003 on Form S-8, as amended by post-effective Amendment No. 1 to each such registration statement, and Registration Statement No. 333-67610 on Form S-8, as amended by post-effective Amendments No. 1 and No. 2 to such registration statement, of our report dated February 25, 2011 relating to our audit of the consolidated financial statements for the year ended December 31, 2010 of Vocollect, Inc. and Subsidiaries wihich appears in this Form 8-K/A.

 /s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Boston, Massachusetts

May 13, 2010